                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                 SCHEDULE 13G



                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                            (Amendment No.  2  )*



                             TRISTAR AEROSPACE CO.
                   -----------------------------------------
                               (Name of Issuer)




                                     COMMON
                   -----------------------------------------
                        (Title of Class of Securities)




                                   89674L101
                   -----------------------------------------
                                (CUSIP Number)



Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
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CUSIP NO.        89674L101
          ---------------------


  (1)     NAMES OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

          SENECA CAPITAL MANAGEMENT LLC
          94-3239114
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (A)   [   ]
                                                                    (B)   [   ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION

          CALIFORNIA
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                    0
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                     0
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                   0
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                               0
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          0
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN
          SHARES*                                                         [   ]

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          0%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON*
          I/A
          ---------------------------------------------------------------------






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CUSIP NO.       89674L101
          ---------------------


ITEM 1(a)   Name of Issuer:

            TRISTAR AEROSPACE CO.

ITEM 1(b)   Address of Issuer's Principal Executive Offices:

            2527 WILLOW BROOK ROAD, DALLAS, TX 75220

ITEM 2(a)   Name of Person Filing:

            SENECA CAPITAL MANAGEMENT LLC

ITEM 2(b)   Address of Principal Business Office or, if none, Residence:

            909 MONTGOMERY ST., #500, SAN FRANCISCO  CA 94133


ITEM 2(c)   Citizenship:

            USA

ITEM 2(d)   Title of Class of Securities:

            COMMON

ITEM 2(e)   CUSIP Number:

            89674L101

ITEM 3. If this statement is filed pursuant to Rule 13-d(b), or 13-d(b), check whether the person filing is a:
            (a)[ ] Broker or Dealer registered under Section 15 of the Act
            (b)[ ] Bank as defined in section 3(a)(6) of the Act
            (c)[ ] Insurance Company as defined in section 3(a)(19) of the Act
            (d)[ ] Investment Company registered under section 8 of the
               Investment Company Act
            (e)[x] Investment Adviser registered under section 203 of the
               Investment Advisers Act of 1940
            (f)[ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see sections 240.13d-1(b)(1)(ii)(F)
            (g)[ ] Parent Holding Company, in accordance with sections
               240.13d-1(b)(ii)(G)(Note:See Item 7)
            (h)[ ] Group, in accordance with sections 240.13d-1(b)(1)(ii)(H)

ITEM 4.  OWNERSHIP

   If the percent of the class owned , as of December 31 of the year covered by the statement, or as of the last day of any month described in Rule 13-d1(b)(2), if applicable, exceeds five percent, provide the following information as of that date and identify those shares which there is a right to acquire.

      (a)   Amount Beneficially Owned:                                       0

      (b)   Percent of Class:                                                0%
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CUSIP NO.        89674L101
          ---------------------

      (c)   Number of shares as to which such person has:

         (i)  sole power to vote or to direct the vote:                      0

        (ii)  shared power to vote or to direct the vote:                    0

       (iii)  sole power to dispose or to direct the disposition of:         0

        (iv)  shared power to dispose or to direct the disposition of:       0



ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [x].

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

         NOT APPLICABLE

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

         NOT APPLICABLE

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         NOT APPLICABLE

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

         NOT APPLICABLE

ITEM 10. CERTIFICATION

         NOT APPLICABLE




                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                   8-5-99
                      ------------------------------
                                      Date

                      /s/  Sandra J. Westoff
                      ------------------------------
                                   Signature

                           Sandra J. Westoff
                      ------------------------------
                                   Name/Title